Exhibit 10.5

December 22, 2008

Circuit City Stores, Inc.
Circuit City Stores West Coast, Inc.
Circuit City Stores PR, LLC
9950 Mayland Drive
Richmond, Virginia 23233

Ladies and Gentlemen:

Reference is hereby made to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement dated as of November 12, 2008 by, among others, Circuit City Stores, Inc., as Lead Borrower, the other Borrowers party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders (as amended, modified or supplemented from time to time, the “DIP Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the DIP Credit Agreement.

The Domestic Borrowers have agreed that on or before the Monday of the week which is ten (10) weeks prior to the Lease Assumption Reserve Commencement Date, (a) the Domestic Borrowers shall have prepared and distributed informational packages soliciting bids from potentially interested parties for the sale of their assets and (b) the Domestic Borrowers shall have filed with the U.S. Bankruptcy Court, a motion seeking the approval of a sales procedures order in connection with the sale of their assets, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders.

The Domestic Borrowers have requested that the Administrative Agent and some or all of the Lenders consider providing financing to proposed purchaser(s) of the assets of the Domestic Borrowers and of the Canadian Borrower in connection with a “going concern” sale of all or substantially all of the business of the Borrowers. This is to confirm that the Administrative Agent will furnish indicative term sheets setting forth a summary of the terms for first priority senior secured revolving credit facilities of up to $600,000,000 on or before the Monday of the week which is ten (10) weeks prior to the Lease Assumption Reserve Commencement Date.  Such term sheets shall not constitute a commitment of the Administrative Agent or any other Lender to provide financing to any purchaser and if some or all of the Lenders ultimately agree to provide any such financing, such financing shall be subject to the completion of customary due diligence, including satisfactory results of “know your customer” investigations and satisfaction with the terms and structure of the acquisitions, and to other customary conditions precedent, including the infusion of equity capital by the purchasers in such amounts as the potential lenders may reasonably require, minimum availability requirement as of the date of consummation of the financing by such purchasers, evidence of satisfactory availability thereafter for the term of the financing, and completion of a satisfactory syndication.

For clarity, term sheets will not be provided for the financing of any “liquidation bids” or for the sale of certain discreet assets, such as leases of the Borrowers, but shall be limited to purchasers who desire to acquire the entire operating business of the Domestic Borrowers, the Canadian Borrower or both.

Please indicate your agreement with the foregoing by executing this letter where indicated below.

Very Truly Yours,

BANK OF AMERICA, N.A., as Administrative Agent

By:           _________________________
Name:                      _________________________
Title:                      _________________________

AGREED:

CIRCUIT CITY STORES, INC.

By:           ________________________
Name:                      ________________________
Title:                      ________________________

CIRCUIT CITY STORES WEST COAST, INC.

By:           ________________________
Name:                      ________________________
Title:                      ________________________

CIRCUIT CITY STORES PR, LLC

By:           ________________________
Name:                      ________________________
Title:                      ________________________

1123788.3